Exhibit 10.1

RELEASE OF CLAIMS

1. PARTIES.

The parties to Release of Claims (hereinafter “Release”) are Anaya Vardya (“Vardya”) and Merix Corporation, an Oregon corporation, as hereinafter defined.

1.1 Executive.

For the purposes of this Release, “Executive” means Vardya and his attorneys, heirs, executors, administrators, assigns, and spouse.

1.2 The Company.

For purposes of this Release the “Company” means Merix Corporation, an Oregon corporation, its predecessors and successors, corporate affiliates, and all of each corporation’s officers, directors, employees, insurers, agents, or assigns, in their individual and representative capacities.

2. BACKGROUND AND PURPOSE.

Executive was employed by Company. Executive’s employment is ending effective May 27, 2005.

The purpose of this Release is to settle, and the parties hereby settle, fully and finally, any and all claims Executive may have against Company, whether asserted or not, known or unknown, including, but not limited to, claims arising out of or related to Executive’s employment, any claim for reemployment, or any other claims whether asserted or not, known or unknown, past or future, that relate to Executive’s employment, reemployment, or application for reemployment.

3. RELEASE.

Except as reserved in paragraphs 3 or 3.1, Executive waives, acquits and forever discharges Company from any obligations Company has and all claims Executive may have including but not limited to obligations and/or claims arising from the Agreement or any other document or oral agreement relating to employment compensation, benefits severance or post-employment issues. Except as reserved in Paragraph 3.1, Executive hereby releases Company from any and all claims, demands, actions, or causes of action, whether known or unknown, arising from or related in any way to any employment of or past or future failure or refusal to employ Executive by Company, or any other past or future claim (except as reserved by this Release or where expressly prohibited by law) that relates in any way to Executive’s employment, compensation, benefits, reemployment, or application for employment, with the exception of any claim Executive may have against Company for enforcement of this Release. This Release includes any and all claims, direct or indirect, which might otherwise be made under any applicable local, state or federal authority, including but not limited to any claim arising under the Oregon statutes dealing with employment, discrimination in employment, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, Executive Order 11246, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Age Discrimination in Employment Act, the Fair Labor Standards Act, Oregon wage and hour statutes, all as amended, any regulations under such authorities, and any applicable contract, tort, or common law theories.

3.1 Reservations of Rights.

This Release shall not affect any rights which Executive may have under any medical insurance, disability plan, workers’ compensation, unemployment compensation, applicable company stock incentive plan(s), indemnifications, or the 401 (k) plan maintained by the Company.

3.2 No Admission of Liability.

It is understood and agreed that the acts done and evidenced hereby and the release granted hereunder is not an admission of liability on the part of Executive or Company, by whom liability has been and is expressly denied.

4. CONSIDERATION TO EXECUTIVE.

After receipt of this Release fully endorsed by Executive, and the expiration of the seven (7) day revocation period provided by the Older Workers Benefit Protection Act without Executive’s revocation, Company shall pay:

(a) the lump sum of Two hundred four thousand and 00/100 Dollars ($204,000) to Executive (less proper withholding) for severance and the reasonable estimate of COBRA continuation coverage as provided in Sections 3.1 and 3.2 ;

(b) Company will pay up to $12,500 directly to the third party outplacement firm selected by Executive for up to one year’s outplacement services as needed/$12,500 (less proper withholding) in lieu of outplacement services;

(c) the amount of annual cash incentive, if any is earned, when due based on the terms of Section 3.3 of the Agreement.

5. NO DISPARAGEMENT.

Executive agrees that henceforth Executive will not disparage or make false or adverse statements about Company. The Company should report to Executive any actions or statements that are attributed to Executive that the Company believes are disparaging, The Company may take actions consistent with breach of this Release should it determine that Executive has disparaged or made false or adverse statements about Company. The Company agrees to follow the applicable policy(ies) regarding release of employment reference information.

6. CONFIDENTIALITY, PROPRIETARY, TRADE SECRET

AND RELATED INFORMATION.

Executive acknowledges the duty and agrees not to make unauthorized use or disclosure of any confidential, proprietary or trade secret information learned as an employee about Company, its products, customers and suppliers, and covenants not to breach that duty. Moreover, Executive acknowledges that, subject to the enforcement limitations of applicable law, the Company reserves the right to enforce the terms of Executive’s Employment Agreement with Company and any paragraph(s) therein. Should Executive, Executive’s attorney or agents be requested in any judicial, administrative, or other proceeding to disclose confidential, proprietary or trade secret information Executive learned as an employee of Company, Executive shall promptly notify the Company of such request by the most expeditious means in order to enable the Company to take any reasonable and appropriate action to limit such disclosure.

7. ARBITRATION OF CERTAIN DISPUTES.

Executive and Company agree that should the issue arise of whether either party to this Release has failed to satisfy or has breached the terms of this Release, any dispute regarding the issue, except for any claim excepted under the Mutual Agreement to Arbitration Claims, shall be submitted to arbitration pursuant to the Mutual Agreement to Arbitrate Claims signed by Executive. In such event, each party shall pay its own costs and attorneys’ fees notwithstanding contrary language in the Mutual Agreement to Arbitrate Claims.

8. SCOPE OF RELEASE.

The provisions of this Release shall be deemed to obligate, extend to, and inure to the benefit of the parties; Company’s parents, subsidiaries, affiliates, successors,

predecessors, assigns, directors, officers, and employees; and each parties insurers, transferees, grantees, legatees, agents and heirs, including those who may assume any and all of the above-described capacities subsequent to the execution and effective date of this Release.

9. COOPERATION IN LITIGATION

Company is a defendant in In Re Merix Corporation Securities Litigation, United States District Court Case No.CV-04-A26-MO and Company and Executive are defendants jointly in In Re Merix Corporation Derivative Litigation, Circuit Court for the State of Oregon for the County of Multnomah Lead Case No. 040706807 (jointly “Litigations”). Nothing in this Release shall alter the obligations Merix has or has undertaken with respect to defense and indemnification of Executive in the Litigations.

Executive agrees to reasonably cooperate and provide assistance to counsel for Company relating to the Litigations and any and all pending and future litigation or other legal disputes, including arbitrations, for which Executive may have information. Executive shall, upon appropriate oral or written request, make himself available to Company and its counsel and provide any information Executive may have relating to the Litigations or any other pending or future litigation. Executive shall use his best efforts to provide information sought by Company. Executive shall make himself available for depositions and/or trials and for interviews prior to said depositions and/or trials. Company shall reimburse Executive for any reasonable travel expenses incurred in making himself available for any deposition, trial or interview. Executive shall be required only to provide complete, candid and truthful information and testimony in such interview, deposition or trial.

10. OPPORTUNITY FOR ADVICE OF COUNSEL.

Executive acknowledges that Executive has been encouraged to seek advice of counsel with respect to this Release and has had the opportunity to do so.

11. ENTIRE RELEASE.

This Release, the Mutual Agreement to Arbitrate Claims, as modified herein and the Employment Agreement signed by Executive contain the entire agreement and understanding between the parties and, except as reserved in paragraph 3 and 3.1, supersede and replace all prior agreements written or oral including but not limited to the Agreement and the Executive Stock Bonus Agreement, prior negotiations and proposed agreements, written or oral. Executive and Company acknowledge that no other party, nor agent nor attorney of any other party, has made any promise, representation, or warranty, express or implied, not contained in this Release concerning the subject matter of this Release to induce this Release, and Executive and Company acknowledge that they have not executed this Release in reliance upon any such promise, representation, or warranty not contained in this Release.

12. SEVERABILITY.

Every provision of this Release is intended to be severable. In the event any term or provision of this Release is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction or by final and unappealed order of an administrative agency of competent jurisdiction, such illegality or invalidity should not affect the balance of the terms and provisions of this Release, which terms and provisions shall remain binding and enforceable.

13. PARTIES MAY ENFORCE RELEASE.

Nothing in this Release shall operate to release or discharge any parties to this Release or their successors, assigns, legatees, heirs, or personal representatives from any rights, claims, or causes of action arising out of, relating to, or connected with a breach of any obligation of any party contained in this Release.

14. COSTS AND ATTORNEY’S FEES.

The parties each agree to bear their own costs and attorney’s fees which have been or may be incurred in connection with any matters released herein or in connection with the negotiation and consummation of this Release. In the event of any administrative or civil action to enforce the provisions of this Release, the prevailing party shall be entitled to attorney’s fees and costs through trial and/or on appeal.

15. ACKNOWLEDGMENTS.

Executive acknowledges that the Release provides severance pay and benefits which the Company would otherwise have no obligation to provide.

16. NOTICE TO EMPLOYEE (40 YEARS OF AGE OR

OLDER).

This Release contains a full release of any claim under the federal Age Discrimination in Employment Act (the “Act”), which means in part that Executive is granted the following rights:

16.1 Period To Consider. Under the Act, Executive has the right to take up to 21 days to consider and accept the terms of this Release. He may accept in less time by signing and delivering the Release to Company. Executive is urged to use as many of the 21 days as he deems necessary to consider this Release and to consult with his attorney about it. Executive acknowledges that he has been given at least 21 days to consider this Release and that his decision to sign this Release has been made knowingly and voluntarily, without any duress or coercion and with the full intent of releasing Company of all known and unknown claims arising prior to the Release.

16.2 Revocation Period. Under the Act, Executive has the right to revoke this Release within seven (7) days of the date on which he signs this Release. If Executive revokes the Release, then the Release shall become null and void, meaning Executive will not receive any payment as set forth in the Release. To be effective, Executive’s revocation must be in writing and returned to Company’s counsel of record, Calvin L. Keith at Perkins Coie LLP, 1120 NW Couch Street, 10th Floor, Portland, OR 97209-4128, within seven (7) calendar days of the date on which Executive first signs this Release.

Anaya Vardya

STATE OF OREGON	)
	)	ss.
COUNTY OF	)

On this              day of                                 , 2005, personally appeared before me the above named individual, and acknowledged the foregoing instrument to be his voluntary act and deed.

Name_________________________________________

Notary Public for the State of Oregon

My commission expires:____________________________

MERIX CORPORATION

By
Its
Dated

On Behalf of Company